Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
First Financial Northwest, Inc.

We consent to the incorporation by reference in Registration Statements (No. 333-212029, No. 333-152928, and No. 333-149292) on Form S-8, of First Financial Northwest, Inc. of our report dated March 9, 2017, with respect to the consolidated balance sheets of First Financial Northwest, Inc. and Subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016, annual report on Form 10-K of First Financial Northwest, Inc.

/s/ Moss Adams LLP

Everett, Washington
March 9, 2017